FORCE ENERGY CORP. ANNOUNCES FILING OF NI 51-101 REPORT

Calgary, Alberta, March 17, 2008 - Force Energy Corp. (OTC.BB: FORC) (the “Company”) is pleased to announce that it has filed with Canadian securities regulatory authorities its audited financial statements and related Management's Discussion and Analysis for the period ending November 30, 2008 and an Annual Information Form which is in the format of a Form 10-K pursuant to US securities law.

The Company also announces that is has complied with it's obligations under National Instrument 51-101 by filing the following required forms: 51-101F1 - Statement of Reserves Data and Other Oil and Gas Information, 51-101F2 - Reports of Reserve Data by Independent Qualified Reserves Evaluators or Auditor and 51-101F3 - Report of Management and Directors on Oil and Gas Disclosure. The documentation can be found for viewing by electronic means on SEDAR at www.sedar.com.

On behalf of the Board of Directors

FORCE ENERGY CORP.

Legal Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. In general, estimates of 3P (proven, possible & probable) reserves are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking estimates. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company’s current annual report or other filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. The reader is cautioned not to place undue reliance on forward-looking statements.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses certain terms in its 51-101 reports that the SEC's guidelines strictly prohibit the Company from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in the Company’s periodic and other filings filed with the SEC on EDGAR at www.sec.gov.

Contact:

Investor Relations

Innercomm

1-877-305-1167

Scott Martin

smartin@innercomm.com

www.forceenergycorp.com